AMENDMENT TO THE

                     INTERDIGITAL COMMUNICATIONS CORPORATION
                           INCENTIVE STOCK OPTION PLAN

     The Board of Directors of InterDigital Communications Corporation has caused the above-referenced plan (the "Plan") to be amended as follows, effective as of the approval by the Company's shareholders of the 2000 Stock Award and Incentive Plan (the "2000 Plan") on June 1, 2000:

     Section 4 of the Plan is hereby amended by deleting in the section in its entirety and replacing it with the following:

     "Effective June 1, 2000, no further Options may be granted under this Plan. Shares subject to an Option that is canceled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the optionee after June 1, 2000 shall return to the 2000 Plan and become available for future grant under the 2000 Plan."

     The Plan, as amended by the foregoing change, is hereby ratified and confirmed in all respects.